GODFREY & KAHN, S.C.
                             780 North Water Street
                          Milwaukee, Wisconsin  53202
                  PH:  (414) 273-3500    FAX:  (414) 273-4198



                                  June 7, 2000



Strong Income Funds, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin  53051

Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-14 filed with the Securities and Exchange Commission on or about June 7, 2000 (the "Registration Statement") relating to the issuance by you of shares of common stock of the Strong High-Yield Bond Fund (the "Fund"), $0.00001 par value (the "Shares") of Strong Income Funds, Inc. The Shares are being registered in connection with the combination of the Strong Global High-Yield Bond Fund, a series of Strong International Income Funds, Inc., a Wisconsin corporation, into the Fund, all in the manner set forth in the Registration Statement and the Proxy Statement/Prospectus included therein.
We have examined: (a) the Proxy Statement/Prospectus and the Registration Statement, (b) the Corporation's Amended and Restated Articles of Incorporation, as amended, and By-Laws, as amended, (c) certain resolutions of the Corporation's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. Based upon the foregoing, we are of the opinion that the Shares, when issued as described in the Proxy Statement/Prospectus, will be duly authorized and validly issued, fully paid and non-assessable except to the extent provided in
Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision, which provides that shareholders of a corporation organized under Chapter 180 of the Wisconsin Statutes may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee; certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon the issuance thereof.

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We consent to the use of this opinion as an exhibit to the Registration
Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.
                                              Very truly yours,
                                              /s/  Godfrey & Kahn, S.C.
                                                 GODFREY & KAHN, S.C.
RH:ica


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